Exhibit 99.1

Adaptimmune Enters into a Strategic Collaboration with Genentech to Research, Develop, and Commercialize Cancer-targeted Allogeneic T-cell Therapies

- Combining both companies’ cell therapy leadership and expertise, the collaboration covers the research and development of “off-the-shelf” cell therapies for up to five shared cancer targets and the development of a novel allogeneic personalized cell therapy platform -

- Adaptimmune will receive $150 million upfront, $150 million over the next five years in additional payments, and development, regulatory and commercial milestones payments potentially exceeding

$3 billion in aggregate value, as well as royalties, across multiple programs -

- The Company will host a virtual update about its allogeneic platform on Thursday, September 9 at 08:00 a.m. EDT (01:00 p.m. BST) -

PHILADELPHIA, PA. and OXFORD, UK, September 7, 2021 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, announced today that it has entered into a strategic collaboration and license agreement with Genentech, a member of the Roche Group (SIX: RO, ROG; OTCQX: RHHBY) to develop and commercialize allogeneic cell therapies to treat multiple oncology indications.

“We are proud to partner with Genentech, given their commitment to patients and science in the cancer immunology field. This collaboration broadens Adaptimmune’s leadership position in developing allogeneic cell therapies building on our in-depth knowledge gained from our autologous clinical programs,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “Through this collaboration, our platform will form the basis of a personalized allogeneic cell therapy vision, where any patient can receive a T-cell product for their cancer; a significant step towards our goal of making cell therapies both curative and mainstream.”

“We believe allogeneic cell therapies could be a game-changing approach for developing personalized therapy platforms based on individual cancer patients’ unique needs,” said James Sabry, M.D., Ph.D., global head of Pharma Partnering, Roche. “This partnership, which combines Adaptimmune’s allogeneic platform with Genentech’s expertise in developing personalized therapies, complements our other efforts to discover and develop personalized cell therapies. It holds the promise to change how we treat cancer and brings us another step closer to making personalized healthcare a reality.”

The collaboration has two components:

1)	Development of allogeneic T-cell therapies for up to five shared cancer targets
2)	Development of personalized allogeneic T-cell therapies

For each component, Adaptimmune will be responsible for developing clinical candidates using its induced pluripotent stem cell (iPSC) derived allogeneic platform to produce T-cells (iT cells). Genentech will be responsible for the input TCRs and subsequent clinical development and commercialization.

Under the terms of the agreement, Adaptimmune will receive an upfront payment of $150 million and additional payments of $150 million over five years, unless the agreement is earlier terminated. In addition, Adaptimmune may be eligible to receive research, development, regulatory and commercial milestones payments potentially exceeding $3 billion in aggregate value.

Adaptimmune will also receive tiered royalties on net sales in the mid-single to low-double digits.

Adaptimmune has the right to opt in to a 50/50 U.S. profit/cost share on "off-the-shelf" products. If Adaptimmune elects to opt in, then Adaptimmune will be eligible to share 50 percent of profits and losses from U.S. sales on such products and is eligible to receive ex-U.S. regulatory and sales-based milestone payments, as well as royalties on ex-U.S. net sales.

The effectiveness of the agreement is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

Virtual update on Adaptimmune’s allogeneic platform

Thursday, September 9, 2021 at 08:00 a.m. EDT

The Company will host a live virtual update to discuss its allogeneic platform and future development plans at 08:00 a.m. EDT (01:00 p.m. BST), on Thursday, September 9. You can join the event with this link: https://bit.ly/3jHI4KP. More details, as well as a replay of the event, can be found on the Investor Relations tab of the Company’s website: https://bit.ly/2WRDa4C.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 9, 2021 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Corporate Affairs and Communications

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — VP, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com